As filed with the Securities and Exchange Commission on December 15, 2017

File No. 001-38289

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Avaya Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	26-1119726
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4655 Great America Parkway

Santa Clara, California 95054

(Address of Principal Executive Offices)

(908) 953-6000

(Registrant’s telephone number, including area code)

Copies to:

Adele C. Freedman Vice President & Deputy General Counsel, Corporate Law Avaya Holdings Corp. 4655 Great America Parkway Santa Clara, California 95054 (908) 953-6000	Joshua N. Korff, P.C. Michael Kim Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, $0.01 par value per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

Avaya Holdings Corp. is filing this Amendment No. 1 to its registration statement on Form 10 (File No. 001-38289) as an exhibits-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 15(b) of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

Item 15.	Financial Statements and Exhibits

(b) Exhibits

Number	Description

2.1	Second Amended Joint Chapter 11 Plan of Reorganization of Avaya Inc. and its Debtor Affiliates

3.1	Amended and Restated Certificate of Incorporation of Avaya Holdings Corp.

3.2	Amended and Restated Bylaws of Avaya Holdings Corp.

4.1	Form of Certificate of Common Stock of Avaya Holdings Corp.

4.2	Form of Registration Rights Agreement between Avaya Holdings Corp. and the stockholders party thereto

4.3**	Amended and Restated Registration Rights Agreement dated as of December 18, 2009, by and among Avaya Holdings Corp. (f/k/a Sierra Holdings Corp.), TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.P., Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Sierra Co-Invest, LLC and Sierra Co-Invest II, LLC (previously filed as Exhibit 4.11 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 9, 2011)

4.4**	Second Amended and Restated Registration Rights Agreement dated as of May 29, 2012, by and among Avaya Holdings Corp. (f/k/a Sierra Holdings Corp.), TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.P., Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Sierra Co-Invest, LLC and Sierra Co-Invest II, LLC (previously filed as Exhibit 4.19 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 3, 2013)

4.5**	Senior Manager Registration and Preemptive Rights Agreement, dated as of October 26, 2007, by and among Avaya Holdings Corp. (f/k/a Sierra Holdings Corp.) and the individual members of management listed on Schedule A thereto (previously filed as Exhibit 4.12 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 9, 2011)

4.6	Warrant Agreement between Avaya Holdings Corp. and American Stock Transfer & Trust Company, LLC

4.7	Form of Warrant Certificate

10.1*	Form of Director and Officer Indemnification Agreement

10.2**	Management Services Agreement, dated as of October 2, 2007, by and among Avaya Holdings Corp. (f/k/a Sierra Holdings Corp.), Avaya Inc. (as successor by merger to Sierra Merger Corp.), TPG Capital, L.P. and Silver Lake Management Company III, L.L.C. (Incorporated by reference to Exhibit 10.15 to Avaya Inc.’s Registration Statement on Form S-4 filed with the SEC on December 23, 2009)

10.3**	Management Stockholders’ Agreement, dated as of October 26, 2007, by and among Avaya Holdings Corp. (f/k/a Sierra Holdings Corp.), the Majority Stockholders (as defined therein) and the individuals listed on Schedule A thereto (previously filed as Exhibit 10.25 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 9, 2011)

10.4**	Second Amended and Restated Stockholders’ Agreement, by and among TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.P., Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Sierra Co-Invest, LLC, Sierra Co-Invest II, LLC and Avaya Holdings Corp., dated as of May 29, 2012 (previously filed as Exhibit 10.86 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 22, 2015)

10.5*	Form of Term Loan Credit Agreement, dated as of December 15, 2017, by and among Avaya Inc., Avaya Holdings Corp., Goldman Sachs Bank USA, as administrative agent and collateral agent, the subsidiary guarantors party thereto and each lender from time to time party thereto.

Number	Description

10.6*	Form of ABL Credit Agreement, dated as of December 15, 2017, among Avaya Inc., Avaya Holdings Corp., Avaya Canada Corp., Avaya UK, Avaya International Sales Limited, Avaya Deutschland GmbH, Avaya GmbH & Co. KG, Citibank, N.A. as collateral agent and administrative agent, the lending institutions from time to time party thereto and the lending institutions named therein as letters of credit issuers and swing line lenders.

10.7	Avaya Holdings Corp. 2017 Equity Incentive Plan

10.8	Executive Employment Agreement, dated November 13, 2017, between James M. Chirico, Jr. and Avaya Inc.

10.9*	Form of Award Agreement

21.1*	List of subsidiaries of Avaya Holdings Corp.

*	To be filed by amendment.
**	Previously filed.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Avaya Holdings Corp.

By:	/s/ David Vellequette
Name: David Vellequette Title: Senior Vice President of Finance

Dated: December 15, 2017